Exhibit 2.1

AMENDMENT TO THE AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This Amendment, dated as of March 1, 2023 (the “Amendment”), is entered into by and among Mountain Crest Acquisition Corp. IV, a Delaware corporation (“SPAC”), CH AUTO Inc., a Cayman Islands exempt company (“Pubco”), CH-AUTO Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pubco (“Company Merger Sub”), and CH-AUTO TECHNOLOGY CORPORATION LTD. (北京长城华冠汽车科技股份有限公司), a company organized under the Laws of the PRC (the “Company”), and amends that certain Amended and Restated Agreement and Plan of Merger, dated as of December 23, 2022, by and among SPAC, Pubco, Company Merger Sub and the Company (as amended or otherwise modified prior to the date hereof, the “Agreement”). SPAC, Pubco, Company Merger Sub and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Recitals

WHEREAS, pursuant to Section 10.1 of the Agreement, the Agreement may be amended by a written agreement signed by each of the Parties; and

WHEREAS, the Parties desire to amend the Agreement to reflect changes agreed between the Parties and to clarify certain terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment of Certain Provisions.

(a) Fourth Whereas Clause. The fourth Whereas Clause in the Recitals of the Agreement shall be deleted in its entirety and replaced with the following:

“WHEREAS, Pubco is a holding company for CCHG AUTOMOBILE TECHNOLOGY CO., LTD., which in turn directly owns all the issued and outstanding shares of CH-Auto (Hong Kong) Limited (“Ch-Auto HK”). Upon the Reorganization Closing, Ch-Auto HK will directly or indirectly own at least 71.2184% of the voting rights and economic rights of all the outstanding shares of the Company entitled to vote;”

(b) Section 1.8. Section 1.8 shall be deleted in its entirety and replaced with the following:

“Section 1.8. Post-Closing Board of Directors of Pubco. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) natural Persons, among which one (1) Person shall be designated by Sponsor and four (4) Persons shall be designated by the Company prior to the Closing. At least two (2) Persons of the Post-Closing Pubco Board shall qualify as independent directors under the Securities Act and Nasdaq rules, provided that the Parties shall ensure that the composition of the Post-Closing Pubco Board satisfies the applicable requirement for Pubco to qualify as a “foreign private issuer” (as defined in the Securities Act).”

(c) Section 2.1(a). Section 2.1(a) shall be deleted in its entirety and replaced with the following:

(a) No later than five (5) Business Days prior to the Closing, the Company shall deliver to Pubco and SPAC a schedule setting forth each stockholder and such stockholder’s respective percentage of the Company Merger Consideration (the “Equityholder Allocation Schedule”) determined pursuant to this Article II. If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Pubco and SPAC.

(d) Section 2.1(d). Section 2.1(d) shall be deleted in its entirety and replaced with the following:

“(d) Simultaneously with and in exchange for the issuance of the Company Merger Consideration, but before the Closing, Ch-Auto HK, or a then-established wholly- owned PRC subsidiary of CH-Auto HK (together with CH-Auto HK, the “Holding Company”, as the context may require), shall acquire all the shares of Company Common Stock held by each Company Reorganization Stockholder at par value or other value as determined by the Holding Company and the Company Reorganization Stockholders; provided that, certain Company Reorganization Stockholders that are the directors, supervisors or senior executives of the Company (each a “DSO Stockholder” and together, the “DSO Stockholders”) shall each transfer up to 25% of the shares of Company Common Stock held by him or her to the Holding Company due to restrictions under the Laws of the PRC. Each DSO Stockholder shall further enter into a voting rights proxy agreement (the “Voting Rights Proxy Agreement”) and an economic rights transfer agreement (the “Economic Rights Transfer Agreement”) with the Holding Company (the “HK Voting Right Entrustment”), pursuant to which each DSO Stockholder shall transfer and assign to the Holding Company (i) all of their respective voting rights in connection the remaining shares of Company Common Stock held by them (the “DSO’s Remaining Shares”), pursuant to the Voting Rights Proxy Agreement, and (ii) all of their economic rights, including the right to receive dividends, in connection the DSO’s Remaining Shares, pursuant to the Economic Rights Transfer Agreement. The Economic Rights Transfer Agreement shall provide that the Pubco Ordinary Shares issued to each DSO Shareholder in exchange for such DSO’s Remaining Shares, shall be subject to restrictions on transfer, conveyance, assignment and further encumbrance until the DSO Shareholder transfers and conveys the underlying shares of Company Common Stock to the Holding Company. The Voting Rights Proxy Agreement and the Economic Rights Transfer Agreement shall be in a form acceptable to the SPAC. Upon the completion of the acquisition in this Section 2.1(d) and after giving effect to the HK Voting Right Entrustment (the “Reorganization Closing”), Ch-Auto HK shall have the ability to direct, directly or indirectly, at least 71.2184% of the voting rights of all the outstanding equity securities in the Company entitled to vote and own, directly or indirectly, at least 71.2184% of the economic rights of all the outstanding equity securities of the Company.”

(e) Section 3.3. Section 3.3 shall be deleted in its entirety and replaced with the following:

“Section 3.3. Consents; Required Approvals. Assuming the truth and accuracy of the representations and warranties of the SPAC set forth in Section 4.6, no notices to, filings with, or authorizations, consents or approvals from any Governmental Authority are necessary for the execution, delivery or performance by Pubco, the Company or Company Merger Sub of this Agreement, each other Transaction Document or the consummation by Pubco, the Company or Company Merger Sub of the Transactions, except (i) as set forth in Schedule 3.3, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for the filings of overseas offering and listing under the Laws of PRC, and (iv) as contemplated by this Agreement (including but not limited to Section 5.1 and Section 7.4).”

(f) Section 3.5(c). Section 3.5(c) shall be deleted in its entirety and replaced with the following:

“(c) Immediately after the Reorganization Closing and prior to the Closing, Ch- Auto HK shall have the ability to direct, directly or indirectly, at least 71.2184% of the voting rights of all the outstanding equity securities of the Company entitled to vote and own, directly or indirectly, at least 71.2184% of the economic rights of all the outstanding equity securities of the Company. All of the then outstanding equity securities of the Company will be validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.”

(g) Section 7.4(g). Section 7.4(g) shall be deleted in its entirety and replaced with the following:

“(g) Each of Pubco and SPAC shall use its reasonable best efforts to cause the Form F-4/Proxy Statement to “clear” comments from the SEC and the Form F-4 to become effective as promptly as reasonably practicable. Concurrently with the dissemination of the Proxy Statement, SPAC shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to the SPAC Public Stockholders to redeem all or a portion of their SPAC Public Shares, all in accordance with and as required by SPAC’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC (the “Redemption Offer”). In accordance with SPAC’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of SPAC Public Shares held by SPAC Public Stockholders who have elected to redeem such SPAC Public Shares (the “SPAC Share Redemption”).”

(h) Section 8.3(l). Section 8.3(l) shall be deleted in its entirety and replaced with the following:

“[RESERVED].”

(i) Section 9.1(d)(i). Section 9.1(d)(i) shall be deleted in its entirety and replaced with the following:

“(i) on or after July 2, 2023 (the “Outside Date”), provided the Company is not in violation of its obligations under Section 5.10, above. In the event the Company is in violation of its obligations under Section 5.10, above, then the Outside Date shall be April 2, 2023.”

(j) Section 10.14.

(1) The definition of Company Employee Option under Section 10.14 of the Agreement shall be deleted in its entirety and replaced with the following:

““Company Employee Option” means, if applicable, options issued by the Company to its employees to purchase Company Common Stock, including the options that were authorized by the first interim shareholders’ general meeting of the Company in February 2022.”

(2) The definition of Company FA Option under Section 10.14 of the Agreement shall be deleted in its entirety and replaced with the following:

“Company FA Option” means, if applicable, options to purchase Company Common Stock issued to any Person who is not an employee to the Company.”

(k) Schedule I. The steps of the Reorganization plan under Schedule I shall be deleted in its entirety and replaced with the following:

1. Each shareholder of the Company may select one of the following approaches:

(i) participates in the Reorganization and exchange its shares in the Company for the Pubco Ordinary Shares and holds the stake of the Company indirectly through Pubco and its Subsidiaries (“Approach I”); or

(ii) remain a direct shareholder of the Company (“Approach II”).

2. The board of the Company (the “Company Board”) shall hold a board meeting to deliberate and resolve the proposals relating to the Reorganization. After the approval by the Company Board, the general meeting of the shareholders of the Company shall be convened and the proposals relating to the Reorganization shall be discussed and resolved.

3. Each shareholder of the Company that participates in the Reorganization or each’s designee(s) (the “Company Reorganization Shareholders”) shall execute the transaction documents relating to the Reorganization, such as:

(i) Domestic Share Purchase Agreement, whereby CH-Auto (Hong Kong) Limited (“CH-Auto HK”), or a then-established wholly-owned PRC subsidiary of CH-Auto HK (together with CH-Auto HK, the “Holding Company”, as the context may require), shall acquire all shares held by the Company Reorganization Shareholders, provided that certain Company Reorganization Shareholders that are the directors, supervisors or senior executives of the Company (together, the “DSO Shareholders”) will only transfer up to twenty-five percent (25%) of the shares of Company Common Stock held by him or her to the Holding Company due to restrictions under the PRC laws;

(ii) Overseas Share Subscription Agreement, whereby the Company Reorganization Shareholders shall subscribe for the Pubco Ordinary Shares;

(iii) A Voting Rights Proxy Agreement and an Economic Rights Transfer Agreement, whereby each of the DSO Shareholders shall transfer and assign to the Holding Company the voting rights of their remaining shares of Company Common Stock and transfer and assign all of their economic rights, including the right to receive dividends, of their remaining shares of Company Common Stock to the Holding Company.

4. The Company Reorganization Shareholders, the Company and the Holding Company shall, according to the Domestic Share Purchase Agreement, complete relevant pre-closing procedures for the domestic share transfer, such as commercial commission registration procedures (if required), foreign exchange registration procedures, special foreign exchange accounts setup.

More specifically, that:

1. under Approach I, the applicable shareholders of the Company shall subscribe for Pubco Ordinary Shares subject to the completion of Circular 37 Filing (if such shareholder is an individual) or the obtainment of ODI Approvals (if such shareholder is an entity), and transfer all of its shares in the Company to the Holding Company, provided that the DSO Shareholders will only transfer up to twenty-five percent (25%) of the shares held by him or her due to the restrictions under the PRC laws; and

2. under Approach II, the applicable shareholders of the Company generally will remain as direct stockholders of Company and provide assistance for the Company to complete the Reorganization.

(l) Schedule 7.2 (e). The first paragraph under Schedule 7.2(e) shall be deleted in its entirety and replaced with the following:

1. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and relevant five guidelines, which will become effective on March 31, 2023. According to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfil the filing procedure with the CSRC and report relevant information. The CSRC further issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies on the same day, according to which the domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges (for example, a contemplated offering and/or listing in the United States the has received the approval) for their indirect overseas offering and listing prior to March 31, 2023 but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023, and those who complete their overseas offering and listing before September 30, 2023 are deemed as the existing issuers (the “Existing Issuers”). The Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC upon the occurrence of certain subsequent matters, such as refinancing. Therefore, the Transactions are not required to file with the CSRC if the Transactions have received the approval before March 31, 2023 and are completed on or before September 30, 2023, otherwise, the Company may be required to file with the CSRC for the Transactions. Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 7.2(e). The Company shall keep SPAC apprised of its efforts undertaken by reason of this and the results of such efforts including by giving SPAC copies of consents obtained and notices provided.

2.	Addition of New Provisions

(a) Section 5.10. The Agreement shall be amended to add a new Section 5.10 which shall in its entirety read as follows:

“5.10. Extension and Working Capital Funding. The Company shall advance to the SPAC the aggregate amount of Seven Hundred and Fifty Thousand Dollars ($750,000) in two payments to fund payment of the expenses incurred, including the extension payment to be deposited into the SPAC’s Trust Account, in connection with an extension of the period of time for SPAC to consummate a business combination (the “SPAC Term”) and for the SPAC’s working capital (the “Loans”). The Loans shall be funded as follows: (1) $350,000 shall be advanced to the SPAC on or before March 20, 2023 (the “March Funding Amount”) and shall be used to fund the required payment for the extension of the SPAC Term from April 2, 2023 to July 2, 2023, and (2) $400,000 shall be advanced to the SPAC on or before June 20, 2023 (the “June Funding Amount”) and shall be used to fund (a) the expenses and the required payment for the extension of the SPAC Term from July 2, 2023 to October 2, 2023, and (b) fifty thousand ($50,000) for working capital for the SPAC for the period July 1, 2023 through September 30, 2023. In the event that the actual extension costs and working capital payment are less than the amount of the Loans, then the SPAC shall promptly repay the difference between such actual extension costs and working capital payment and the amount of the Loans. The SPAC shall issue non-interest bearing promissory notes to the Company for the March Funding Amount and the June Funding Amount in exchange for such funding (the “Promissory Notes”). The Promissory Notes shall be subject to such additional terms and conditions customary for instruments of this type.”

(b) Schedule 5.2 The Agreement shall be amended to add a new paragraph 9 under Schedule 5.2 which shall in its entirety read as follows:

“9. On February 27, 2023, Chenhui Feng and the Company have entered into a debt-to-equity agreement (the “Debt-to-equity Agreement”). According to the Debt-to-equity Agreement, the outstanding RMB 39 million debt lent to the Company by Chenhui Feng shall be converted into to 15.6 million shares of the Company, at a conversion price of RMB 2.5 per share.”

3.	Miscellaneous.

(a) Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect, and all references to “this Agreement” in the Agreement shall mean the Agreement as further amended by this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail over and supersede the conflicting terms in the Agreement.

(b) Section 7.10 (Confidentiality), Section 10.7 (Governing Law), Section 10.8 (Specific Enforcement), Section 10.9 (Consent to Jurisdiction), Section 10.10 (Notices) and Section 10.16 (Publicity) of the Agreement shall apply to this Amendment mutatis mutandis as if set out herein.

(c) This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MOUNTAIN CREST ACQUISITION CORP. IV

By:	/s/ Suying Liu
	Name:	Suying Liu
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CH AUTO INC.

By:	/s/ Qun Lu
	Name:	Qun Lu
	Title:	Sole Director

CH-AUTO TECHNOLOGY CORPORATION LTD.

By:	/s/ Qun Lu
	Name:	Qun Lu
	Title:	Legal Representative

CH-AUTO MERGER SUB CORP.

By:	/s/ Qun Lu
	Name:	Qun Lu
	Title:	President